EXHIBIT 99.1


Contacts:   Ellen G. Resnick, 312/930-3435
            Maryellen T. Thielen, 312/930-3467
            news@cme.com

                                                      FOR IMMEDIATE RELEASE


CHICAGO MERCANTILE EXCHANGE INC. REPORTS STRONG RESULTS
FOR THIRD QUARTER AND FIRST NINE MONTHS OF 2001
Significant growth in interest rate and equity index volumes contributed to higher revenues and profits


         CHICAGO, Oct. 24, 2001 - Due largely to significant growth in demand for its interest rate and equity index products, Chicago Mercantile Exchange Inc. (CME) reported strong growth in revenues and earnings for the third quarter and first nine months of 2001.

         For the quarter ended Sept. 30, 2001, revenues increased 106 percent to $101.9 million, compared with $49.5 million for the third quarter of 2000. Revenues, reduced by securities lending interest expense, improved 93 percent to $95.3 million. This interest expense was incurred to generate additional interest income through a securities lending program which began in June 2001.

         Net income for the third quarter of this year was $17.6 million, or 60 cents per diluted Class A equivalent share, versus a loss of $3.7 million, or a loss of 13 cents per diluted Class A share, for the year-earlier period.*

         "During the third quarter, average daily trading volume rose 145 percent in our interest rate products and 78 percent in our equity index products compared to the third quarter of 2000 - with increases in our other product areas as well," said Chairman Scott Gordon. "CME's volume growth is related to the uncertainty that market participants feel about the economy, interest rates and the performance of U.S. stocks. In this environment, we are seeing greater demand for our risk management products and services."

         As of the end of August, CME already had exceeded its previous annual trading volume record set in 2000. CME reported its highest volume month ever in September, with more than 40 million contracts changing hands. Through the end of September 2001, CME traded 295.5 million contracts, up 73 percent from the number traded in the first nine months of 2000.

         "Our average daily electronic trading volume climbed 142 percent during the third quarter, to more than 322,000 contracts a day, due in part to expanded direct electronic access to products traded on our GLOBEX(R)2 electronic trading system and enhanced GLOBEX2 capabilities," said President and Chief Executive Officer Jim McNulty. "By executing our business plan, we have delivered top-line revenue growth with small increases in expenses. Our third quarter operating margin was 31 percent, compared with a negative 12 percent for the third quarter of last year."

         For the third quarter of 2001, clearing and transaction fees increased 125 percent to $72.7 million, compared with $32.3 million for the third quarter of 2000. Quotation fees from the sale of market data rose 33 percent to $12.0 million for the third quarter of 2001, versus $9.0 million for the same quarter a year ago.

         Third quarter 2001 expenses were $65.7 million, an increase of $10.1 million from $55.6 million for the year-earlier period. Salaries and benefits had the largest dollar impact on the increase. The category totaled $28.1 million for the third quarter of 2001, versus $22.3 million for the third quarter of 2000, primarily due to increased compensation, a discretionary annual bonus accrual and pension expenses. In addition, CME incurred a one-time expense of $1.0 million by establishing the Chicago Mercantile Exchange Foundation in response to the terrorist attacks on Sept. 11. The foundation is distributing donations from CME, its shareholders and employees to various agencies and charities offering relief and support to the victims and their families.

         CME had an income tax provision of $12.1 million for the third quarter of 2001, compared with a tax benefit (due to operating losses) of $2.4 million for the same period of 2000.

Nine-Month Results

         For the first nine months of this year, revenues increased 81 percent to $289.3 million from $159.4 million for the same period last year. When reduced for securities lending interest expense, revenues for the first nine months of 2001 rose 77 percent to $282.2 million. Clearing and transaction fees improved 96 percent to $211.9 million for the first nine months of 2001 from $108.0 million a year ago, benefiting from a 73 percent increase in total trading volume and a new fee structure introduced in early 2001. Quotation data fees climbed 30 percent to $35.8 million for the first three quarters of 2001.

         Total operating expenses were $195.7 million for the first nine months of 2001, up $19.8 million from $175.9 million for the year-earlier period. Much of the increase was due to the improving value of CME's Class B shares, which affected a noncash charge for stock-based compensation expense. Stock-based compensation expense increased to $11.1 million for the first nine months of 2001 from $2.1 million for the same period a year ago. Excluding this category, expenses for the first nine months of 2001 would have been $184.6 million, an increase of 6 percent from $173.8 million. CME's largest expense category, salaries and benefits, increased 10 percent to $78.3 million for the first nine months of 2001. The company reported an income tax provision of $34.7 million for 2001 to date, versus a tax benefit of $7.1 million for the same period of 2000. The effective tax rate was about 40 percent for both periods.

         CME reported net income of $51.8 million, or $1.78 per diluted Class A equivalent share, for the first nine months of 2001, compared with a net loss of $10.6 million, or a loss of 37 cents per diluted Class A equivalent share, for the first nine months of 2000.* Excluding the impact of noncash stock-based compensation expense, CME's net income for the first three quarters of 2001 would have been $58.5 million, versus a loss of $9.3 million for the same period a year ago.

         CME's working capital position increased to $127.4 million at Sept. 30, 2001, compared with $69.1 million at Dec. 31, 2000.

         Chicago Mercantile Exchange Inc. (www.cme.com) is an international marketplace that brings together buyers and sellers on its trading floors and GLOBEX2 around-the-clock electronic trading system. CME offers futures contracts and options on futures primarily in four product areas: interest rates, stock indexes, foreign exchange and commodities. On Nov. 13, 2000, CME finalized its transformation into a for-profit, shareholder-owned corporation as it became the first U.S. financial exchange to demutualize by converting its membership interests into shares of common stock that can trade separately from exchange trading privileges. The exchange moves about $1.5 billion per day in settlement payments and manages $28.4 billion in collateral deposits.

         Statements in this news release that are not historical facts are forward-looking statements. They are based on current expectations, estimates, forecasts and projections about the industry in which CME operates, management's beliefs and assumptions made by management. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. CME undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. These factors that might affect CME's performance include increasing competition by foreign and domestic competitors, including new entrants; rapid technological developments; CME's ability to continue introducing competitive new products and services on a timely, cost-effective basis; CME's mix of products/services; its ability to lower costs and expenses; changes in domestic and foreign regulations; protection and validity of our intellectual property rights; reliance on large customers; technological, implementation and cost/financial risks associated with the increasing use of large, multi-year contracts; the outcome of pending and future litigation and governmental proceedings; and continued availability of financing, financial instruments and financial resources in the amounts, at the times and on the terms required to support CME's future business. These are representative of factors that could affect the outcome of our forward-looking statements. In addition, such statements could be affected by CME's ability to operate successfully as a for-profit corporation; changes in the level of trading activity, the price level and volatility in the derivatives markets and in underlying fixed income, equity, foreign exchange and commodities markets; economic, political and market conditions; industry consolidation; customer consolidation; decreases in member trading activity; seasonality of the futures business; and other factors.

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                                          CHICAGO MERCANTILE EXCHANGE INC.
                                          Consolidated Statements of Income
                              (unaudited; dollars in thousands, except per share data)

                                                                   Quarter Ended 9/30           Nine Months Ended 9/30
                                                                    2001        2000              2001           2000
                                                                    ----        ----              ----           ----
Revenues
   Clearing and transaction fees                                 $ 72,690      $ 32,282        $ 211,894        $ 107,971
   Quotation data fees                                             12,003         9,028           35,810           27,479
   Communication fees                                               2,299         2,442            6,905            7,087
   Investment income                                                1,727         2,296            6,796            6,680
   Securities lending interest income                               6,885            --            7,490               --
   Other operating revenue                                          6,256         3,433           20,402           10,181
                                                                 --------      --------         --------        ---------
       Total revenues                                             101,860        49,481          289,297          159,398
    Securities lending interest expense                            (6,531)                        (7,100)              --
                                                                 ---------     --------         ---------       ---------
       Revenues, net of securities lending
           interest expense                                        95,329        49,481          282,197          159,398
                                                                 ---------     --------         --------        ---------
Expenses
   Salaries and benefits                                           28,132        22,290           78,338           71,167
   Stock-based compensation                                          (944)         (370)          11,086            2,108
   Occupancy                                                        5,092         4,874           15,145           15,002
   Professional fees, outside services, licenses                    6,816         4,823           18,372           15,383
   Communications and computer and
       software maintenance                                        11,236        11,147           31,365           31,239
   Depreciation and amortization                                    9,245         8,622           27,279           25,218
   Public relations and promotion                                   2,055         1,397            3,424            3,459
   Other operating expense                                          4,035         2,815           10,656           12,324
                                                                 --------      --------         --------         --------
       Total expenses                                              65,667        55,598          195,665          175,900
                                                                 --------      --------         --------         --------
Income (loss) before limited partners' interest
   In PMT and income taxes                                         29,662        (6,117)          86,532          (16,502)
   Limited partners' interest in PMT                                   --            21               --           (1,161)
Income tax (provision) benefit                                    (12,053)        2,438          (34,703)           7,065
                                                                ----------     ---------        ---------       ----------
Net income (loss)                                               $  17,609      $ (3,658)        $ 51,829        $ (10,598)
                                                                =========      =========        ========        ==========
       Earnings per share - basic*                              $    0.61      $  (0.13)        $   1.80        $   (0.37)
                                                                =========      =========        ========        ==========
       Earnings per share - diluted*                            $    0.60      $  (0.13)        $   1.78        $   (0.37)
                                                                =========      =========        ========        ==========


                    Balance Sheet Highlights (unaudited)
(dollars in thousands)                          At Sept. 30, 2001        At Dec. 31, 2000
                                                -----------------        ----------------
Current assets**                                         $181,982                $110,583
Total assets**                                            295,953                 224,595
Current liabilities**                                      54,624                  41,445
Long-term debt                                              3,493                   6,063
Total liabilities**                                        68,160                  60,924
Shareholders' equity                                      227,793                 163,671

         * CME became a public company and issued shares on November 13,
2000. Basic and diluted earnings per share calculations are based on all
Class B shares converted to their equivalent number of Class A shares, plus the actual number of Class A shares outstanding. Calculation of 2000 earnings per share is based on the same number of shares as the 2001 calculation and is shown for comparison only. In 2000, the basic and diluted net loss per share are the same, since shares issuable for stock options would be anti-dilutive.
         **  Excludes cash performance bonds and security deposits, which totaled $609.9 million at Sept. 30, 2001 and $156.0 million at Dec. 31, 2000, and securities lending proceeds and investment of $131.3 million at Sept. 30, 2001.
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